Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 26, 2006, accompanying the financial statements of Jo-Ann Stores, Inc. 401(k) Savings Plan included in the Annual Report on Form 11-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in this Registration Statement on Form S-8.
/s/ Grant Thornton LLP
Cleveland, Ohio
September 5, 2006